Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Advisor Biotechnology Fund, Fidelity Advisor Consumer Industries Fund, Fidelity Advisor Cyclical Industries Fund, Fidelity Advisor Developing Communications Fund, Fidelity Advisor Electronics Fund, Fidelity Advisor Financial Services Fund, Fidelity Advisor Health Care Fund, Fidelity Advisor Natural Resources Fund, Fidelity Advisor Real Estate Fund, Fidelity Advisor Technology Fund and Fidelity Advisor Telecommunications & Utilities Growth Fund series of Fidelity Advisor Series VII, filed as part of this Post-Effective Amendment No. 52 to the Fund's Registration Statement on Form N-1A (File Nos. 002-67004 and 811-03010) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 51 to the Registration Statement.

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

September 28, 2004